News Release

Contact:
Investors:	Ankur Vyas 404.827.6714 | investors@truist.com
Media:	Shelley Miller 704.692.1518 | media@truist.com

Truist reports third quarter 2021 results
GAAP earnings of $1.6 billion, or $1.20 per diluted share
Adjusted earnings of $1.9 billion, or $1.42 per diluted share
Results reflect diverse business mix, strong fee income, and solid core loan and deposit growth
Excellent credit quality and improving economic conditions drive provision benefit
Successful conversion of heritage BB&T clients

CHARLOTTE, N.C., (October 15, 2021) — Truist Financial Corporation (NYSE: TFC) today reported earnings for the third quarter of 2021.

Net income available to common shareholders was $1.6 billion, up 51%, compared to the third quarter last year. Earnings per diluted common share were $1.20, an increase of 52% compared with the same period last year. Results for the third quarter produced an annualized return on average assets (ROA) of 1.28%, an annualized return on average common shareholders' equity (ROCE) of 10.2%, and an annualized return on tangible common shareholders' equity (ROTCE) of 19.3%.

Adjusted net income available to common shareholders was $1.9 billion, or $1.42 per diluted share, excluding merger-related and restructuring charges of $172 million ($132 million after-tax), incremental operating expenses related to the merger of $191 million ($147 million after-tax), and a one-time professional fee expense of $30 million ($23 million after-tax). Adjusted results produced an annualized ROA of 1.51%, an annualized ROCE of 12.1%, and an annualized ROTCE of 22.6%. Adjusted earnings per diluted share were up 46% compared to the prior year.

“Truist produced solid results in the third quarter, driven by strong fee income from our diverse business mix - including wealth, insurance brokerage, investment banking, and positive trends in a number of other businesses given improving economic conditions,” said Chief Executive Officer William H. Rogers Jr. “We also continue to deliver exceptional credit performance with net charge-offs at 19 basis points. The health of our clients remains strong and we delivered average loan growth of 2% annualized compared to the prior quarter, excluding PPP loans.

“We continue to make great progress and carefully guide our clients through conversion milestones, including completing our retail mortgage origination conversion and accelerating the roll-out of our Truist digital app. In addition, after months of intense preparation, we migrated approximately 7 million clients to the new Truist technology ecosystem - our most significant milestone to date and the result of the expertise and purposeful commitment from thousands of dedicated teammates. We are excited about these successful milestones in the integration process and are one step closer to the finish line of the merger.

“Truist continued fulfilling our purpose—to inspire and build better lives and communities—in the third quarter through a number of unique and creative initiatives. Purpose drove our decision to remain open this past Saturday to ensure a smooth and successful systems conversion. This quarter, we expanded our partnership with EVERFI bringing literacy tools to elementary schools across the nation. We showed leadership as the first top 10 bank to join Blackrock’s philanthropic Emergency Savings Initiative, and 64% of our early career hiring in 2021 has been filled by diverse candidates. Our teammates and I are very proud of all the ways we live our purpose at Truist.”

Third Quarter 2021 Performance Highlights

•Earnings per diluted common share were $1.20
◦Adjusted diluted earnings per share were $1.42 up $0.45 per share, or 46%, compared to third quarter 2020
◦ROA was 1.28%; adjusted ROA was 1.51%
◦ROCE was 10.2%; adjusted ROCE was 12.1%
◦ROTCE was 19.3%; adjusted ROTCE was 22.6%

•Taxable-equivalent revenue was $5.6 billion
◦Adjusted taxable-equivalent revenue (excluding securities gains) was down 0.9% compared to second quarter 2021 and up 2.3% compared to third quarter 2020
◦Noninterest income, excluding securities gains, was down 1.7% compared to second quarter 2021 and up 12% compared to third quarter 2020
▪Strong results from wealth, insurance, investment banking, and residential mortgage banking; traditional fee streams increased from higher economic activity (card, payments, and service charges on deposit accounts)
▪Fee income ratio was 42.2%, compared to 42.6% for second quarter 2021
◦Net interest income was down 0.4% compared to second quarter 2021 and 3.8% compared to third quarter 2020
◦Net interest margin was 2.81%, down seven basis points from second quarter 2021
▪Core net interest margin was 2.58%, down two basis points from second quarter 2021

•Noninterest expense was $3.8 billion
◦Adjusted noninterest expense was $3.3 billion, up 2.4% compared to second quarter 2021 and 3.5% compared to third quarter 2020
◦GAAP efficiency ratio was 67.8%, compared to 71.0% for second quarter 2021
◦Adjusted efficiency ratio was 57.9%, compared to 56.1% for second quarter 2021

•Asset quality remains excellent, reflecting our prudent risk culture, diverse portfolio, improving economic conditions, and the ongoing effects of government stimulus
◦Nonperforming assets were 0.23% of total assets, relatively stable from second quarter 2021
◦Net charge-offs were 0.19% of average loans and leases, down one basis point compared to second quarter 2021
◦The ALLL ratio was 1.65% compared to 1.79% for second quarter 2021
▪Provision for credit losses was a benefit of $324 million for third quarter 2021, primarily reflecting an improving economic outlook
▪The ALLL coverage ratio was 4.35X nonperforming loans and leases held for investment, versus 4.83X in second quarter 2021

•Capital and liquidity levels remained strong; deployed capital through increased dividend and acquisitions
◦Common equity tier 1 to risk-weighted assets was 10.1%
◦Consolidated average LCR ratio was 114%
◦Increased common dividend 7% in third quarter 2021
◦Completed acquisition of Constellation Affiliated Partners
◦Announced acquisition of Service Finance, LLC to expand point-of-sale lending capabilities

EARNINGS HIGHLIGHTS				Change 3Q21 vs.
(dollars in millions, except per share data)	3Q21	2Q21	3Q20	2Q21	3Q20
Net income available to common shareholders	$1,616	$1,559	$1,068	$57	$548
Diluted earnings per common share	1.20	1.16	0.79	0.04	0.41

Net interest income - taxable equivalent	$3,261	$3,273	$3,391	$(12)	$(130)
Noninterest income	2,365	2,405	2,210	(40)	155
Total taxable-equivalent revenue	$5,626	$5,678	$5,601	$(52)	$25
Less taxable-equivalent adjustment	28	28	29
Total revenue	$5,598	$5,650	$5,572

Return on average assets	1.28%	1.28%	0.91%	—%	0.37%
Return on average risk-weighted assets (current quarter is preliminary)	1.77	1.76	1.19	0.01	0.58
Return on average common shareholders' equity	10.2	10.1	6.9	0.1	3.3
Return on average tangible common shareholders' equity (1)	19.3	18.9	13.3	0.4	6.0
Net interest margin - taxable equivalent	2.81	2.88	3.10	(0.07)	(0.29)
(1)Excludes certain items as detailed in the non-GAAP reconciliations in the Quarterly Performance Summary.

Third Quarter 2021 compared to Second Quarter 2021

Total taxable-equivalent revenue was $5.6 billion for the third quarter of 2021, a decrease of $52 million, or 0.9%, compared to the prior quarter.

Net interest income for the third quarter of 2021 was down $12 million, or 0.4%, compared to the prior quarter due primarily to lower purchase accounting accretion and lower fees from Paycheck Protection Program (PPP) loans, partially offset by growth in the securities portfolio. Average earning assets increased $6.5 billion, or 1.4%, compared to the prior quarter. Average securities available for sale increased $10.6 billion, or 7.8%, while average total loans decreased $2.6 billion, or 0.9%, and average other earning assets (primarily cash at the Federal Reserve) decreased $2.3 billion, or 10.5%. The growth in average earning assets is a result of an increase in investment securities driven by strong deposit growth. Average deposits increased $6.5 billion, or 1.6%, primarily due to the ongoing impacts of fiscal and monetary stimulus.

The net interest margin was 2.81% for the third quarter, down seven basis points compared to the prior quarter. The decline in the net interest margin was primarily due to lower purchase accounting accretion. The yield on the total loan portfolio for the third quarter was 3.90%, down 11 basis points compared to the prior quarter primarily due to lower purchase accounting accretion and loan mix changes. The yield on the average securities portfolio for the third quarter was 1.50%, up three basis points compared to the prior quarter. Core net interest margin was 2.58% for the third quarter, down two basis points compared to the prior quarter driven by higher levels of liquidity and lower PPP revenue.

The average cost of total deposits was 0.03%, down one basis point compared to the prior quarter. The average rate on long-term debt was 1.61%, up one basis point compared to the prior quarter.

The provision for credit losses was a benefit of $324 million and net charge-offs were $135 million for the third quarter, compared to a benefit of $434 million and $142 million, respectively, for the prior quarter. The net charge-off rate for the current quarter of 0.19% was down one basis point compared to second quarter 2021.

Noninterest income was $2.4 billion, a decrease of $40 million, or 1.7%, compared to the prior quarter. Commercial real-estate related income decreased $60 million primarily due to client-related structured real estate transactions in the prior quarter. Insurance income decreased $45 million primarily due to seasonality, partially offset by $41 million of revenue from the Constellation Affiliated Partners acquisition. Residential mortgage income increased $62 million primarily due to higher servicing income (due to lower prepayment rates and a bulk purchase of servicing assets).

Noninterest expense was $3.8 billion for the third quarter, down $216 million, or 5.4%, compared to the prior quarter. Merger-related and restructuring charges decreased $125 million primarily due to costs in connection with a voluntary separation and retirement program in the prior quarter. Incremental operating expenses related to the merger were relatively flat compared to second quarter 2021. The current quarter also includes a $30 million professional fee to develop an ongoing program to identify, prioritize, and roadmap teammate generated revenue growth and expense savings opportunities beyond the merger. The prior quarter included $200 million of expense associated with charitable contributions to the Truist Foundation and the Truist Charitable Fund. Excluding the aforementioned items and changes in amortization of intangibles, adjusted noninterest expense was up $75 million, or 2.4%, compared to the prior quarter. Equipment expense increased $32 million primarily due to a higher volume of laptop purchases, partially as a result of delays due to supply chain issues. Marketing and customer development expense increased $28 million due to planned advertising campaigns to expand Truist brand awareness. Personnel expense decreased $20 million compared to second quarter 2021 due to lower incentive expenses, partially offset by higher medical insurance claims and personnel costs related to the Constellation Affiliated Partners acquisition.

The provision for income taxes was $423 million for the third quarter of 2021, compared to $415 million for the prior quarter. The effective tax rate for the third quarter of 2021 was 19.9%, compared to 20.0% for the prior quarter.

Third Quarter 2021 compared to Third Quarter 2020

Total taxable-equivalent revenues were $5.6 billion for the third quarter of 2021, an increase of $25 million, or 0.4%, compared to the earlier quarter. Excluding securities gains of $104 million from the third quarter of 2020, adjusted taxable equivalent revenues increased $129 million, or 2.3%, compared to the earlier quarter.

Net interest income for the third quarter of 2021 was down $130 million, or 3.8%, compared to the earlier quarter due to lower purchase accounting accretion, lower rates on earning assets, and a decrease in loans. These decreases were partially offset by growth in the securities portfolio, lower funding costs, higher fees on Payroll Protection Program loans, and fewer interest deferrals on COVID-19 loan accommodations. Average earning assets increased $26.4 billion, or 6.1%, compared to the earlier quarter. The increase in average earning assets reflects a $66.4 billion, or 83%, increase in average securities, while average total loans and leases decreased $25.4 billion, or 8.0%, and average other earning assets decreased $16.5 billion, or 46%. The growth in average earning assets is a result of an increase in investment securities driven by strong deposit growth resulting from fiscal and monetary stimulus. Average deposits increased $30.5 billion, or 8.2%, compared to the earlier quarter, while average long-term debt and short-term borrowings decreased $3.6 billion, or 8.8%, and $849 million, or 14%, respectively.

Net interest margin was 2.81%, down 29 basis points compared to the earlier quarter. The yield on the total loan portfolio for the third quarter of 2021 was 3.90%, down 14 basis points compared to the earlier quarter, reflecting the impact of lower purchase accounting accretion and a lower rate environment. The yield on the average securities portfolio was 1.50%, down 47 basis points compared to the earlier quarter primarily due to lower yields on new purchases.

The average cost of total deposits was 0.03%, down seven basis points compared to the earlier quarter. The average rate on short-term borrowings was 0.68%, down 17 basis points compared to the earlier quarter. The average rate on long-term debt was 1.61%, up 13 basis points compared to the earlier quarter. The lower rates on deposits and short-term borrowings reflect the lower rate environment. The higher rates on long-term debt was due to the runoff of lower rate FHLB advances.

The provision for credit losses was a benefit of $324 million, compared to a cost of $421 million for the earlier quarter. The earlier quarter reflected significant uncertainty related to the economic impacts resulting from the pandemic, whereas the current quarter includes a reserve release due to the improving economic outlook. Net charge-offs for the third quarter of 2021 totaled $135 million compared to $326 million in the earlier quarter. The third quarter of 2020 included $97 million of charge-offs related to the implementation of CECL, which required a gross up of loan carrying values in connection with the establishment of an allowance on PCD loans. The net charge-off ratio for the current quarter of 0.19% was down 23 basis points compared to the third quarter 2020, due primarily to the additional losses on PCD loans taken in the earlier quarter and lower actual net losses in the commercial portfolio.

Noninterest income for the third quarter of 2021 increased $155 million, or 7.0%, compared to the earlier quarter. Noninterest income for the third quarter of 2020 included $104 million of securities gains on available-for-sale securities. Excluding securities gains, noninterest income increased $259 million, or 12%, compared to the earlier quarter. Insurance income increased $127 million due to acquisitions, as well as organic growth. Investment banking and trading income increased $57 million due to strong merger and acquisition activity and loan syndications. Wealth management income increased $32 million due to higher valuations of assets under management. Service charges on deposit accounts and card and payment related fees increased $29 million and $25 million, respectively, due to increased economic activity. Residential mortgage banking income decreased $42 million primarily due to lower production related revenues as a result of lower gain on sale margins and volumes, partially offset by higher servicing income due to increases in the valuation of mortgage servicing rights and lower prepayment rates. Other income increased $29 million primarily due to investment income (primarily valuation gains) from the Company’s SBIC investments.

Noninterest expense for the third quarter of 2021 was up $40 million, or 1.1%, compared to the earlier quarter. Merger-related and restructuring charges decreased $64 million primarily due to facilities impairments in the earlier quarter, while incremental operating expenses related to the merger increased $39 million, primarily reflected in professional fees and outside processing. The current quarter also includes the previously mentioned $30 million professional fee expense. The earlier quarter included $50 million for charitable contributions to the Truist Charitable Fund (other expense). Excluding the aforementioned items and changes in amortization of intangibles, adjusted noninterest expense was up $110 million, or 3.5%, compared to the earlier quarter. Personnel expense increased $129 million primarily due to higher incentive expenses due to variable compensation from higher revenues and improved overall performance relative to targets, higher medical insurance claims, and personnel cost related to acquired companies, partially offset by lower equity based compensation. Additionally, net occupancy expense decreased $46 million primarily due to branch and property consolidations. Other expense also includes a decrease of $42 million for non-service-related pension cost components.

The provision for income taxes was $423 million for the third quarter of 2021, compared to $255 million for the earlier quarter. This produced an effective tax rate for the third quarter of 2021 of 19.9%, compared to 18.3% for the earlier quarter. The higher effective tax rate is primarily due to higher pre-tax income in the current quarter.

LOANS AND LEASES
(dollars in millions)
Average balances	3Q21	2Q21	Change	% Change
Commercial:
Commercial and industrial	$130,025	$133,646	$(3,621)	(2.7)%
CRE	24,849	25,645	(796)	(3.1)
Commercial construction	5,969	6,359	(390)	(6.1)
Lease financing	4,917	4,893	24	0.5
Total commercial	165,760	170,543	(4,783)	(2.8)
Consumer:
Residential mortgage	45,369	43,605	1,764	4.0
Residential home equity and direct	25,242	25,238	4	—
Indirect auto	26,830	26,444	386	1.5
Indirect other	11,112	10,797	315	2.9
Student	7,214	7,396	(182)	(2.5)
Total consumer	115,767	113,480	2,287	2.0
Credit card	4,632	4,552	80	1.8
Total loans and leases held for investment	$286,159	$288,575	$(2,416)	(0.8)

Average loans and leases held for investment for the third quarter of 2021 were $286.2 billion, down $2.4 billion, or 0.8%, compared to the second quarter of 2021.

Average commercial loans decreased $4.8 billion, or 2.8%, as $1.5 billion of average growth within the core commercial and industrial portfolio was more than offset by a $4.0 billion decrease in average Paycheck Protection Program loans (commercial and industrial), a $1.1 billion decrease in average dealer floor plan loans (commercial and industrial), a $796 million decrease in average CRE loans, and a $390 million decrease in average commercial construction loans. Approximately $600 million of senior care facility loans were transferred primarily from CRE to commercial and industrial at the beginning of August, which impacted the variances noted above.

Average consumer loans increased $2.3 billion, or 2.0%, primarily due to a $1.8 billion increase in residential mortgages due to increased capacity, lower prepayments and the decision to balance sheet certain production from the correspondent channel, a $386 million increase in indirect auto loans primarily due to solid growth in the prime automobile segment, and a $315 million increase in other indirect loans primarily due to growth in recreational and power sports lending. Residential home equity and direct loans was up slightly due to solid growth from Lightstream more than offsetting the decline in home equity lines of credit.

DEPOSITS
(dollars in millions)
Average balances	3Q21	2Q21	Change	% Change
Noninterest-bearing deposits	$141,738	$137,892	$3,846	2.8%
Interest checking	107,802	106,121	1,681	1.6
Money market and savings	136,094	134,029	2,065	1.5
Time deposits	17,094	18,213	(1,119)	(6.1)
Total deposits	$402,728	$396,255	$6,473	1.6

Average deposits for the third quarter of 2021 were $402.7 billion, an increase of $6.5 billion, or 1.6%, compared to the prior quarter. Average noninterest bearing deposits grew 2.8% compared to the prior quarter and represented 35.2% of total deposits for the third quarter of 2021, compared to 34.8% for the prior quarter. Average interest checking and money market and savings grew 1.6% and 1.5%, respectively, compared to the prior quarter.

Average time deposits decreased 6.1% primarily due to the maturity of higher-cost personal accounts.

CAPITAL RATIOS	3Q21	2Q21	1Q21	4Q20	3Q20
Risk-based:	(preliminary)
Common equity Tier 1	10.1%	10.2%	10.1%	10.0%	10.0%
Tier 1	11.9	12.0	12.0	12.1	12.2
Total	13.9	14.2	14.3	14.5	14.6
Leverage	9.0	9.1	9.4	9.6	9.6
Supplementary leverage	7.8	7.9	8.3	8.7	8.9

Capital ratios remained strong compared to the regulatory requirements for well capitalized banks. Truist increased the common dividend 7% during the third quarter of 2021 to $0.48 per share. The dividend and total payout ratios for the third quarter of 2021 were both 40% as no shares were repurchased in the quarter.

Truist continues to target a CET1 ratio of approximately 9.75% over the near-term. As previously communicated, the Company expects to be able to, with appropriate approvals from its Board of Directors, deploy approximately $4 billion to $5 billion of capital (either in the form of share repurchases or acquisitions) between 3Q21 and 3Q22. During the third quarter of 2021, Truist completed the acquisition of Constellation Affiliated Partners and announced the acquisition of Service Finance, LLC, reducing the amount of capital deployment available for acquisitions or share repurchases to approximately $1 billion to $2 billion through 3Q22.

Truist's average LCR was 114% for the three months ended September 30, 2021, compared to the regulatory minimum of 100%. Truist continues to maintain a strong liquidity position and is prepared to meet the funding needs of clients. In addition, the liquid asset buffer, which is defined as high quality unencumbered liquid assets as a percentage of total assets, was 24.5% at September 30, 2021.

ASSET QUALITY
(dollars in millions)	3Q21	2Q21	1Q21	4Q20	3Q20
Total nonperforming assets	$1,204	$1,192	$1,299	$1,387	$1,314
Total performing TDRs	1,475	1,501	1,539	1,361	1,217
Total loans 90 days past due and still accruing	1,872	2,068	2,072	2,008	1,197
Total loans 30-89 days past due	1,823	1,824	1,788	2,220	2,148
Nonperforming loans and leases as a percentage of loans and leases held for investment	0.38%	0.37%	0.40%	0.44%	0.37%
Nonperforming loans and leases as a percentage of loans and leases, including loans held for sale	0.40	0.39	0.42	0.44	0.40
Nonperforming assets as a percentage of total assets	0.23	0.23	0.25	0.27	0.26
Loans 30-89 days past due and still accruing as a percentage of loans and leases	0.64	0.64	0.61	0.74	0.70
Loans 90 days or more past due and still accruing as a percentage of loans and leases	0.66	0.72	0.71	0.67	0.39
Loans 90 days or more past due and still accruing as a percentage of loans and leases, excluding PPP and other government guaranteed	0.03	0.04	0.04	0.04	0.03
Allowance for loan and lease losses as a percentage of loans and leases held for investment	1.65	1.79	1.94	1.95	1.91
Net charge-offs as a percentage of average loans and leases, annualized	0.19	0.20	0.33	0.27	0.42
Ratio of allowance for loan and lease losses to net charge-offs, annualized	8.79x	8.98x	5.87x	7.15x	4.52x
Ratio of allowance for loan and lease losses to nonperforming loans and leases held for investment	4.35x	4.83x	4.84x	4.39x	5.22x

Nonperforming assets totaled $1.2 billion at September 30, 2021, up $12 million compared to June 30, 2021. Nonperforming loans and leases represented 0.40% of total loans and leases, up one basis point compared to June 30, 2021.

Performing TDRs were down $26 million compared to the prior quarter primarily due to declines in the residential mortgage and CRE portfolios.

Loans 90 days or more past due and still accruing totaled $1.9 billion at September 30, 2021, down $196 million compared to the prior quarter. The ratio of loans 90 days or more past due and still accruing as a percentage of loans and leases was 0.66% at September 30, 2021, down six basis points from the prior quarter. The decline in loans 90 days or more past due and still accruing was primarily in residential mortgages and student loans. Excluding government guaranteed loans, the ratio of loans 90 days or more past due and still accruing as a percentage of loans and leases was 0.03% at September 30, 2021, down one basis point from June 30, 2021.

Loans 30-89 days past due and still accruing of $1.8 billion at September 30, 2021 were stable compared to the prior quarter.

Net charge-offs during the third quarter totaled $135 million, down $7 million compared to the prior quarter. The net charge-off ratio was 0.19%, down one basis point compared to the prior quarter.

The allowance for credit losses was $5.0 billion and includes $4.7 billion for the allowance for loan and lease losses and $276 million for the reserve for unfunded commitments. The ALLL ratio was 1.65% compared to 1.79% at June 30, 2021. The ALLL covered nonperforming loans and leases held for investment 4.35X compared to 4.83X at June 30, 2021. At September 30, 2021, the ALLL was 8.79X annualized net charge-offs, compared to 8.98X at June 30, 2021.

SEGMENT RESULTS				Change 3Q21 vs.
(dollars in millions)
Segment Net Income	3Q21	2Q21	3Q20	2Q21	3Q20
Consumer Banking and Wealth	$872	$848	$818	$24	$54
Corporate and Commercial Banking	1,075	1,243	586	(168)	489
Insurance Holdings	105	156	77	(51)	28
Other, Treasury & Corporate	(348)	(589)	(340)	241	(8)
Total net income	$1,704	$1,658	$1,141	$46	$563

Truist operates and measures business activity across three segments: Consumer Banking and Wealth, Corporate and Commercial Banking, and Insurance Holdings, with functional activities included in Other, Treasury and Corporate. The Company’s business segment structure is based on the manner in which financial information is evaluated by management as well as the products and services provided or the type of client served. For additional information, see “Note 21. Operating Segments” of the Annual Report on Form 10-K for the year ended December 31, 2020.

Third Quarter 2021 compared to Second Quarter 2021

Consumer Banking and Wealth (“CB&W”)

CB&W net income was $872 million for the third quarter of 2021, an increase of $24 million compared to the prior quarter. Segment net interest income decreased $73 million primarily driven by a decline in the funding credit on deposits, lower purchase accounting accretion, and spreads on retail loans driven by the continued low rate environment, partially offset by loan growth. Noninterest income increased $107 million driven by higher mortgage related income primarily due to higher servicing income (due to lower prepayment rates and a bulk purchase of servicing assets), increased income from service charges on deposits, and higher wealth income due to a favorable market environment. Noninterest expense was stable.

Average loans held for investment increased $2.1 billion, or 1.6%, compared to the prior quarter primarily due to higher residential mortgage and indirect auto. Average total deposits increased $2.4 billion, or 1.0%, compared to the prior quarter primarily due to the ongoing impacts of fiscal and monetary stimulus.

Corporate and Commercial Banking (“C&CB”)

C&CB net income was $1.1 billion for the third quarter of 2021, a decrease of $168 million compared to the prior quarter. Segment net interest income decreased $54 million due to reduced funding credit on deposits, a decrease in PPP revenue, and lower purchase accounting accretion. The allocated provision for credit losses increased $135 million which reflects a lower allowance release than the prior quarter. Noninterest income decreased $55 million primarily due to record client-related structured real estate activity in the prior quarter, lower lending related fees due to losses on lease terminations, and lower investment banking fees, partially offset by income from SBIC investments and higher trading revenues associated with derivative CVA/DVA mark-to-market. Noninterest expense decreased $22 million primarily due to lower restructuring charges in the third quarter as well as lower personnel and outside professional services.

Average loans held for investment decreased $4.8 billion, or 3.1%, compared to the prior quarter primarily due to a decline in PPP loans and a decrease in dealer floor plan line utilization. Average total deposits increased $3.9 billion, or 2.6%, compared to the prior quarter primarily due to the impacts of fiscal and monetary stimulus.

Insurance Holdings (“IH”)

IH net income was $105 million for the third quarter of 2021, a decrease of $51 million compared to the prior quarter. Noninterest income decreased $46 million primarily due to seasonality in property and casualty insurance commissions, partially offset by $41 million of revenue from the Constellation Affiliated Partners acquisition. Noninterest expense increased $22 million primarily due to salaries and related benefits, as well as professional fees associated with the Constellation Affiliated Partners acquisition, partially offset by lower incentives due to seasonality.

Other, Treasury & Corporate (“OT&C”)

OT&C generated a net loss of $348 million for the third quarter of 2021, compared to a net loss of $589 million for the prior quarter. Segment net interest income increased $111 million primarily due to lower net funding credits on deposits to other segments and higher earnings in the securities portfolio from purchases to utilize excess liquidity. The allocated provision for credit losses decreased $26 million primarily driven by an improving economic outlook. Noninterest income decreased $46 million primarily due to lower investment income from Truist Ventures related partnerships in the current quarter as well as lower gains on equity securities from market value changes. Noninterest expense decreased $218 million primarily due to charitable contributions to the Truist Foundation and the Truist Charitable Fund in the prior quarter, lower restructuring charges in the current quarter, and lower executive incentive expenses and related benefits, partially offset by higher professional service fees, equipment, and marketing expenses.

Third Quarter 2021 compared to Third Quarter 2020

Consumer Banking and Wealth

CB&W net income was $872 million for the third quarter of 2021, an increase of $54 million compared to the earlier quarter. Segment net interest income decreased $155 million primarily due to a decline in the funding credit provided on deposits, lower purchase accounting accretion, and a decline in average loans. The allocated provision for credit losses decreased $186 million which reflects the impact of an allowance release during the current quarter and an allowance build during the earlier quarter. The earlier quarter reflected significant uncertainty related to the economic impacts resulting from the pandemic, whereas the current quarter includes a reserve release due to the improving economic outlook. Noninterest income increased $35 million due to increases in wealth management income due to favorable market conditions in the current quarter, card and related fee income, and service charges on deposits, partially offset by lower residential mortgage income driven by lower gain on sale margins and volumes. Noninterest expense was stable compared to earlier quarter.

Corporate and Commercial Banking

C&CB net income was $1.1 billion for the third quarter of 2021, an increase of $489 million compared to the earlier quarter. Segment net interest income decreased $110 million primarily due to reduced funding credit on deposits, lower purchase accounting accretion, and a decline in average loans, partially offset by higher spreads on loans. The allocated provision for credit losses decreased $575 million primarily reflecting an allowance release in the current quarter, whereas the earlier quarter included an allowance build. The earlier quarter reflected significant uncertainty related to the economic impacts resulting from the pandemic, whereas the current quarter includes a reserve release due to the improving economic outlook. Noninterest income increased $145 million driven by investment banking income, commercial real estate income, and higher investment income (primarily valuation gains) from SBIC investments. Noninterest expense decreased $25 million primarily due to lower operating losses, operating lease depreciation, and lower allocated corporate expenses in the current quarter, partially offset by higher restructuring charges in the current quarter.

Insurance Holdings

IH net income was $105 million for the third quarter of 2021, an increase of $28 million compared to the earlier quarter. Noninterest income increased $128 million primarily due to acquisitions and higher property and casualty insurance production from strong organic growth. Noninterest expense increased $91 million primarily due to higher performance-based incentives and amortization of intangibles related to acquisitions.

Other, Treasury & Corporate

OT&C generated a net loss of $348 million in the third quarter of 2021, compared to a net loss of $340 million in the earlier quarter. Segment net interest income increased $135 million primarily due to lower net funding credits on liabilities to other segments and higher earnings in the securities portfolio from purchases to utilize excess liquidity. The allocated provision for credit losses increased $15 million which primarily reflects a smaller release in the reserve for unfunded commitments in the current quarter compared to the earlier quarter. Noninterest income decreased $153 million primarily due to a gain on sale of securities in the earlier quarter. Noninterest expense decreased $22 million primarily due to lower merger related charges in the current quarter and charitable contributions to the Truist Foundation and the Truist Charitable Fund in the earlier quarter, partially offset by higher incentive expense driven by executive incentive compensation and higher accruals reflecting the job regrading project in the fourth quarter 2020.

Earnings Presentation and Quarterly Performance Summary

To listen to Truist's live third quarter 2021 earnings conference call at 8 a.m. ET today, please call 866-519-2796 and enter the participant code 391805. A presentation will be used during the earnings conference call and is available on our website at https://ir.truist.com/events-and-presentation. Replays of the conference call will be available for 30 days by dialing 888-203-1112 (access code 391805).

The presentation, including an appendix reconciling non-GAAP disclosures, and Truist's Third Quarter 2021 Quarterly Performance Summary, which contains detailed financial schedules, are available at https://ir.truist.com/earnings.

About Truist

Truist Financial Corporation is a purpose-driven financial services company committed to inspiring and building better lives and communities. Formed by the historic merger of equals of BB&T and SunTrust, Truist has leading market share in many high-growth markets in the country. The company offers a wide range of services including retail, small business and commercial banking; asset management; capital markets; commercial real estate; corporate and institutional banking; insurance; mortgage; payments; specialized lending; and wealth management. Headquartered in Charlotte, North Carolina, Truist is a top 10 U.S. commercial bank with total assets of $530 billion as of September 30, 2021. Truist Bank, Member FDIC. Learn more at Truist.com.

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Capital ratios and return on risk-weighted assets are preliminary.

This news release contains financial information and performance measures determined by methods other than in accordance with accounting principles generally accepted in the United States of America (“GAAP”). Truist's management uses these “non-GAAP” measures in their analysis of the Corporation's performance and the efficiency of its operations. Management believes these non-GAAP measures provide a greater understanding of ongoing operations, enhance comparability of results with prior periods and demonstrate the effects of significant items in the current period. The Corporation believes a meaningful analysis of its financial performance requires an understanding of the factors underlying that performance. Truist’s management believes investors may find these non-GAAP financial measures useful. These disclosures should not be viewed as a substitute for financial measures determined in accordance with GAAP, nor are they necessarily comparable to non-GAAP performance measures that may be presented by other companies. Below is a listing of the types of non-GAAP measures used in this news release:

•Adjusted Efficiency Ratio - The adjusted efficiency ratio is non-GAAP in that it excludes securities gains (losses), amortization of intangible assets, merger-related and restructuring charges, and other selected items. Truist's management uses this measure in their analysis of the Corporation's performance. Truist's management believes this measure provides a greater understanding of ongoing operations and enhances comparability of results with prior periods, as well as demonstrates the effects of significant gains and charges.
•Tangible Common Equity and Related Measures - Tangible common equity and related measures are non-GAAP measures that exclude the impact of intangible assets, net of deferred taxes, and their related amortization. These measures are useful for evaluating the performance of a business consistently, whether acquired or developed internally. Truist’s management uses these measures to assess the quality of capital and returns relative to balance sheet risk.
•Core NIM - Core net interest margin is a non-GAAP measure that adjusts net interest margin to exclude the impact of purchase accounting. The purchase accounting marks and related amortization for a) securities acquired from the FDIC in the Colonial Bank acquisition and b) loans, deposits and long-term debt from SunTrust, Susquehanna, National Penn and Colonial Bank are excluded to approximate the yields paid by clients. Truist's management believes the adjustments to the calculation of net interest margin for certain assets and liabilities acquired provide investors with useful information related to the performance of Truist's earning assets.
•Adjusted Diluted EPS - The adjusted diluted earnings per share is non-GAAP in that it excludes merger-related and restructuring charges and other selected items, net of tax. Truist's management uses this measure in their analysis of the Corporation's performance. Truist's management believes this measure provides a greater understanding of ongoing operations and enhances comparability of results with prior periods, as well as demonstrates the effects of significant gains and charges.
•Performance Ratios - The adjusted performance ratios, including adjusted return on average assets, adjusted return on average common shareholders’ equity, and adjusted return on average tangible common shareholders’ equity, are non-GAAP in that they exclude merger-related and restructuring charges, selected items, and, in the case of return on average tangible common shareholders' equity, amortization of intangible assets. Truist's management uses these measures in their analysis of the Corporation's performance. Truist's management believes these measures provide a greater understanding of ongoing operations and enhance comparability of results with prior periods, as well as demonstrate the effects of significant gains and charges.
•Insurance Holdings Adjusted EBITDA - EBITDA is a non-GAAP measurement of operating profitability that is calculated by adding back interest, taxes, depreciation and amortization to net income. Truist's management also adds back merger-related and restructuring charges, incremental operating expenses related to the merger, and other selected items. Truist's management uses this measure in its analysis of the Corporation's Insurance Holdings segment. Truist's management believes this measure provides a greater understanding of ongoing operations and enhances comparability of results with prior periods, as well as demonstrates the effects of significant gains and charges.
•Allowance for Loan and Lease Losses and Unamortized Fair Value Mark as a Percentage of Gross Loans and Leases - Allowance for loan and lease losses and unamortized fair value mark as a percentage of gross loans and leases is a non-GAAP measurement of credit reserves that is calculated by adjusting the ALLL and loans and leases held for investment by the unamortized fair value mark. Truist's management uses these measures to assess loss absorption capacity.

A reconciliation of each of these non-GAAP measures to the most directly comparable GAAP measure is included in the appendix to Truist's Third Quarter 2021 Earnings Presentation, which is available at https://ir.truist.com/earnings.

This news release contains ”forward-looking statements” within the meaning of the Private Securities Litigation Reform Act of 1995, regarding the financial condition, results of operations, business plans and the future performance of Truist. Words such as “anticipates,” “believes,” “estimates,” “expects,” “forecasts,” “intends,” “plans,” “projects,” “may,” “will,” “should,” “would,” “could” and other similar expressions are intended to identify these forward-looking statements.

Forward-looking statements are not based on historical facts but instead represent management's expectations and assumptions regarding Truist's business, the economy and other future conditions. Such statements involve inherent uncertainties, risks and changes in circumstances that are difficult to predict. As such, Truist’s actual results may differ materially from those contemplated by forward-looking statements. While there can be no assurance that any list of risks and uncertainties or risk factors is complete, important factors that could cause actual results to differ materially from those contemplated by forward-looking statements include the following, without limitation, as well as the risks and uncertainties more fully discussed under Part I, Item 1A-Risk Factors in our Annual Report on Form 10-K for the year ended December 31, 2020 and in Truist's subsequent filings with the Securities and Exchange Commission:

•risks and uncertainties relating to the Merger of heritage BB&T and heritage SunTrust, including the ability to successfully integrate the companies or to realize the anticipated benefits of the Merger;
•expenses relating to the Merger and integration of heritage BB&T and heritage SunTrust;
•deposit attrition, client loss or revenue loss following completed mergers or acquisitions may be greater than anticipated;
•the COVID-19 pandemic disrupted the global economy and adversely impacted Truist’s financial condition and results of operations, including through increased expenses, reduced fee income and net interest margin, and increases in the allowance for credit losses; the resurgence of the pandemic in recent months could reintroduce or prolong these negative impacts and also adversely affect Truist’s capital and liquidity position or cost of capital, impair the ability of borrowers to repay outstanding loans, cause an outflow of deposits, and impair goodwill or other assets;
•Truist is subject to credit risk by lending or committing to lend money, and may have more credit risk and higher credit losses to the extent that loans are concentrated by loan type, industry segment, borrower type or location of the borrower or collateral;
•changes in the interest rate environment, including the replacement of LIBOR as an interest rate benchmark and potentially negative interest rates, which could adversely affect Truist’s revenue and expenses, the value of assets and obligations, and the availability and cost of capital, cash flows, and liquidity;
•inability to access short-term funding or liquidity, loss of client deposits or changes in Truist’s credit ratings, which could increase the cost of funding or limit access to capital markets;
•risk management oversight functions may not identify or address risks adequately, and management may not be able to effectively manage credit risk;
•risks resulting from the extensive use of models in Truist’s business, which may impact decisions made by management and regulators;
•failure to execute on strategic or operational plans, including the ability to successfully complete or integrate mergers and acquisitions;
•increased competition, including from (i) new or existing competitors that could have greater financial resources or be subject to different regulatory standards, and (ii) products and services offered by non-bank financial technology companies, may reduce Truist’s client base, cause Truist to lower prices for its products and services in order to maintain market share or otherwise adversely impact Truist’s businesses or results of operations;
•failure to maintain or enhance Truist’s competitive position with respect to new products, services and technology, whether it fails to anticipate client expectations or because its technological developments fail to perform as desired or do not achieve market acceptance or regulatory approval or for other reasons, may cause Truist to lose market share or incur additional expense;
•negative public opinion, which could damage Truist’s reputation;
•increased scrutiny regarding Truist’s consumer sales practices, training practices, incentive compensation design, and governance;
•regulatory matters, litigation or other legal actions, which may result in, among other things, costs, fines, penalties, restrictions on Truist’s business activities, reputational harm, negative publicity, or other adverse consequences;
•evolving legislative, accounting and regulatory standards, including with respect to capital and liquidity requirements, and results of regulatory examinations may adversely affect Truist’s financial condition and results of operations;
•the monetary and fiscal policies of the federal government and its agencies could have a material adverse effect on profitability;
•accounting policies and processes require management to make estimates about matters that are uncertain, including the potential write down to goodwill if there is an elongated period of decline in market value for Truist’s stock and adverse economic conditions are sustained over a period of time;
•general economic or business conditions, either globally, nationally or regionally, may be less favorable than expected, and instability in global geopolitical matters or volatility in financial markets could result in, among other things, slower deposit or asset growth, a deterioration in credit quality, or a reduced demand for credit, insurance, or other services;
•risks related to originating and selling mortgages, including repurchase and indemnity demands from purchasers related to representations and warranties on loans sold, which could result in an increase in the amount of losses for loan repurchases;
•risks relating to Truist’s role as a loan servicer, including an increase in the scope or costs of the services Truist is required to perform, without any corresponding increase in servicing fees or a breach of Truist’s obligations as servicer;
•Truist’s success depends on hiring and retaining key personnel, and if these individuals leave or change roles without effective replacements, Truist’s operations and integration activities could be adversely impacted, which could be exacerbated as Truist continues to integrate the management teams of heritage BB&T and heritage SunTrust;
•fraud or misconduct by internal or external parties, which Truist may not be able to prevent, detect, or mitigate;
•security risks, including denial of service attacks, hacking, social engineering attacks targeting Truist’s teammates and clients, malware intrusion, data corruption attempts, system breaches, cyber attacks, identity theft, ransomware attacks, and physical security risks, such as natural disasters, environmental conditions, and intentional acts of destruction, could result in the disclosure of confidential information, adversely affect Truist’s business or reputation or create significant legal or financial exposure; and

•widespread outages of operational, communication, or other systems, whether internal or provided by third parties, natural or other disasters (including acts of terrorism and pandemics), and the effects of climate change, including physical risks, such as more frequent and intense weather events, and risks related to the transition to a lower carbon economy, such as regulatory or technological changes or shifts in market dynamics or consumer preferences, could have an adverse effect on Truist’s financial condition and results of operations, lead to material disruption of Truist’s operations or the ability or willingness of clients to access Truist’s products and services.

Readers are cautioned not to place undue reliance on these forward-looking statements, which speak only as of the date they are made. Except to the extent required by applicable law or regulation, Truist undertakes no obligation to revise or update any forward-looking statements.